UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2013

NVIDIA CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA (Address of principal executive offices)	95050 (Zip Code)
Registrant’s telephone number, including area code: (408) 486-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 14, 2013, NVIDIA Corporation (“NVIDIA”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Goldman, Sachs & Co. (“Goldman”) to repurchase a total of $750 million of NVIDIA common stock. NVIDIA will acquire the shares under the ASR Agreement as part of its previously announced intention to return in excess of $1 billion to shareholders in the current fiscal year.
Under the ASR Agreement, NVIDIA will pay $750 million and will receive a majority of the shares underlying the ASR Agreement during the second quarter of fiscal year 2014. Any remaining shares to be repurchased under the ASR Agreement, if any, will be based generally on the daily volume-weighted average price of NVIDIA common stock during the term of the ASR Agreement, subject to certain adjustments pursuant to the terms and conditions of the ASR Agreement.
At settlement, under certain circumstances, Goldman may be required to deliver additional shares of common stock to NVIDIA, or, under certain circumstances, NVIDIA may be required to deliver shares of its common stock or may elect to make a cash payment to Goldman. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by Goldman and various acknowledgements, representations and warranties made by the parties to one another. Purchases under the ASR Agreement are expected to be completed before the end of October 2013, although the completion date may be accelerated at Goldman’s option. The actual number of shares repurchased will be determined at that time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation
Date: May 14, 2013	By: /s/ David M. Shannon
David M. Shannon
Executive Vice President, General Counsel and Secretary